LEASE AGREEMENT

THIS AGREEMENT is made and entered into on September 29, 2015 by and between British Cambridge Inc., a Delaware Company ("The Lessor"), and British Cambridge College Inc., a Philippine Company ("The Lessee").

WHEREAS, the Lessor is the owner of a custom designed online platform for online education, herein referred to as "the online platform" and or "the platform."

> *The online platform allows for class selection to be streamlined through individual logins assigned to students. Each student or teacher has a unique profile they can customize with their own personal information.*
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> *From their individual profiles students and teachers have the capability to interact with one another in an active online class setting. Students are able to complete work, as dictated by the course selection they have chosen for their curriculum, through the platform and, once more based upon the specific course load they have chosen, are assigned quizzes which they can also complete through the platform.*
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> *The online platform also makes it possible for students, or any permissible member, to transfer documents to one another. Most notably this feature is designed for the submission of work documents. The platform's design is independent of any other comparable operating system and has its own unique code that is written specifically for its current use.*
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> *The actual material in the online platform is not proprietary to the platform itself, but rather it is designated and implemented by the various universities and institutions who make use of this platform. That is to say that any courses that the students, or other registered members of the site, are using through the platform should not be attributed to the platform itself, but rather to the universities, or other institutions, who have the ownership rights to said courses.*

WHEREAS, the Lessee desires to lease from the Lessor the rights to use the online platform per its own course curriculum it offers at its university. The Lessee does not authorize the Lessor to subsequently lease the platform to any other party.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of the assets mentioned herein, it is hereby agreed as follows:

1. TERMS OF AGREEMENT. The Lessor will lease the rights to use the platform for a term of ten years. The Lessee will not be able to sell or redistribute the rights to the online platform but will only be able to use it for internal affairs or use. The lease will begin on October 1st 2015.

2. TERMS OF PAYMENT. The Lessee agrees to pay the Lessor the amount of $10,000 U.S. Dollars within ten days every three month period. If agreed upon by both parties the funds may be paid in another currency.

3. GOVERNING LAW. This agreement and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the state of Delaware. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in the state of Delaware. In the event that litigation results from, or arises out of, this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto on the date first above written.

Signed, sealed and delivered in the presence of:

Lessor : British Cambridge College, Inc.

By : Mr. Teodoro G. Bondoc Jr.

Chief Executive Officer and Authorized Representative

Lessee : British Cambridge, Inc.

By : Mr. Hatadi Shapiro Supaat

Chairman and Authorized Representative